Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2009 Results

~Fourth Quarter Net Income of $4.34 Per Diluted Share~

~Fiscal 2009 Net Loss of $0.24 Per Diluted Share~

YORK, Pa.--(BUSINESS WIRE)--March 10, 2010--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal 2009 ended January 30, 2010.

Fourth Quarter

  Comparable store sales for the fourth quarter of fiscal 2009 decreased 2.4%.
  The gross margin rate for the fourth quarter of fiscal 2009 was 38.2% of net sales, an increase of 350 basis points compared with the prior year period.
  Operating income for the fourth quarter of fiscal 2009 increased 67% to $101.4 million, compared with operating income of $60.8 million reported in the fourth quarter of fiscal 2008. Operating income in the fourth quarter of each fiscal 2009 and fiscal 2008 included non-cash charges to reduce the value of long-lived and intangible assets of $5.4 million and $25.9 million, respectively.
  EBITDA increased $18.6 million in the fourth quarter of fiscal 2009 to $135.3 million, compared with $116.7 million in the fourth quarter of fiscal 2008. EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, and goodwill and other non-cash impairment charges. EBITDA is not a measure recognized under generally accepted accounting principles (See Note 1).
  Net income totaled $80.3 million, or $4.34 per diluted share, for the fourth quarter of fiscal 2009 compared with a net loss of $87.7 million, or $5.22 per diluted share, for the fourth quarter of fiscal 2008. The Company recorded a non-cash impairment charge of $5.4 million related to long-lived and intangible assets and a favorable tax carry-back of $6.3 million in the fourth quarter of fiscal 2009. In the fourth quarter of fiscal 2008, the Company recorded charges of $25.9 million to reduce the reported value of long-lived and intangible assets and $108.5 million to provide a deferred tax asset valuation allowance.

Fiscal 2009

  Comparable store sales for fiscal 2009 decreased 5.4%.
  Fiscal 2009 gross margin rate improved 210 basis points to 37.1%, compared with 35.0% in the prior year.
  Operating income for fiscal 2009 increased to $86.7 million compared with an operating loss of $9.0 million in fiscal 2008. Operating income included non-cash charges to reduce the value of long-lived and intangible assets of $5.9 million and $25.9 million in each of fiscal 2009 and fiscal 2008, respectively, and a $17.8 million non-cash goodwill impairment charge in fiscal 2008.
  Fiscal 2009 EBITDA increased $52.2 million to $209.1 million, compared with $156.9 million in the prior year period (See Note 1).
  Net loss totaled $4.1 million, or $0.24 per diluted share, for fiscal 2009 compared with a net loss of $169.9 million, or $10.12 per diluted share, for fiscal 2008. The Company recorded a non-cash impairment charge of $5.9 million related to long-lived and intangible assets and a favorable tax carry-back of $6.3 million in fiscal 2009. In the fourth quarter of fiscal 2008, the Company recorded charges of $25.9 million to reduce the reported value of long-lived and intangible assets and $108.5 million to provide a deferred tax asset valuation allowance. In addition, in the second quarter of fiscal 2008, the Company recorded a $17.8 million impairment charge to write-off the value of its goodwill.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “We recognized early on the challenges we were going to face in 2009. Initiatives were identified and implemented throughout 2008 and 2009 to improve our cost structure and better position the Company for the weakened economy as well as for the longer term. We managed our inventory conservatively, which contributed to 350 basis points of gross margin improvement in the fourth quarter and 210 basis points gross margin improvement for fiscal 2009. We controlled expenses, reducing our selling, general and administrative expenses by approximately $70 million on a year-over-year basis. We believe that as a result of these actions our organization is more appropriately structured for the environment and we have emerged a stronger company at the end of the year than we were at the beginning. The entire Bon-Ton team executed and delivered results above expectations, and I want to extend my thanks and congratulations. We will continue to move forward conservatively in fiscal 2010, but we believe our initiatives will provide for growth opportunities and continued earnings improvement in the future.”

Sales

For the fourth quarter of fiscal 2009, comparable store sales decreased 2.4%. Total sales for the thirteen weeks decreased 2.8% to $1,002.1 million, compared with $1,031.4 million for the prior year period.

Fiscal 2009 comparable store sales decreased 5.4%. Fiscal 2009 total sales decreased 5.4% to $2,959.8 million compared with $3,130.0 million for the prior year period.

Other Income

Other income in the fourth quarter of fiscal 2009 decreased to $22.0 million compared with $28.4 million in the fourth quarter of fiscal 2008. Fiscal 2009 other income decreased to $75.1 million compared with $95.4 million in the prior year period. The fourth quarter and fiscal 2009 amounts reflect reduced leased department income from fine jewelry, particularly in the fourth quarter, and reduced income from our proprietary credit card.

Gross Margin

In the fourth quarter of fiscal 2009, gross margin dollars increased $24.7 million compared with the fourth quarter of fiscal 2008. The gross margin rate for the fourth quarter of fiscal 2009 increased 350 basis points to 38.2% of net sales compared with 34.7% in the fourth quarter of fiscal 2008, primarily reflecting a decreased net markdown rate due to our inventory management.

Fiscal 2009 gross margin dollars increased $2.6 million compared with the prior year period. The fiscal 2009 gross margin rate improved 210 basis points to 37.1%, compared with 35.0% in the prior year.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses, including performance incentive accruals, decreased $0.4 million to $269.1 million in the fourth quarter of fiscal 2009 compared with $269.4 million in the fourth quarter of fiscal 2008. The SG&A expense rate for the fourth quarter of fiscal 2009 was 26.9%, compared with 26.1% in the prior year period.

Fiscal 2009 SG&A expenses decreased $69.9 million compared with the prior year period. The fiscal 2009 SG&A expense rate decreased to 32.6% compared with 33.0% in the prior year.

EBITDA

EBITDA increased $18.6 million in the fourth quarter of fiscal 2009 to $135.3 million, compared with $116.7 million in the fourth quarter of fiscal 2008 (See Note 1).

Fiscal 2009 EBITDA increased $52.2 million to $209.1 million, compared with $156.9 million in the prior year.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $1.4 million to $28.5 million in the fourth quarter of fiscal 2009, compared with $29.9 million in the fourth quarter of fiscal 2008.

Fiscal 2009 depreciation and amortization expense, including amortization of leased-related interests, decreased $5.7 million to $116.5 million, compared with $122.2 million in the prior year.

Goodwill and Other Impairment Charges

The Company recorded non-cash impairment charges of $5.4 million in the fourth quarter of fiscal 2009 and $5.9 million in fiscal 2009 related to a reduction in the reported value of certain long-lived and intangible assets. Similarly, the Company recorded charges of $25.9 million to reduce the reported value of long-lived and intangible assets in the fourth quarter of fiscal 2008. In addition, in the second quarter of fiscal 2008, the Company recorded a $17.8 million non-cash impairment charge to write-off the value of its goodwill.

Interest Expense, Net

Interest expense, net, increased $5.1 million to $29.5 million in the fourth quarter of fiscal 2009, compared with $24.4 million in the fourth quarter of fiscal 2008. The increase was primarily due to increased interest rates, non-cash costs associated with the Company’s interest rate swaps, and deferred fees as a result of the Company’s amended and new credit facilities.

Fiscal 2009 interest expense, net, increased $1.0 million to $98.8 million, compared with $97.8 million in the prior year period due to the increased costs in the fourth quarter discussed above, partially offset by reduced borrowings and reduced interest rates for the first three quarters of fiscal 2009.

Income Tax (Benefit) Provision

An income tax benefit of $8.4 million was recorded in the fourth quarter of fiscal 2009. Of this, $6.3 million was primarily related to the carry-back provisions of The Worker, Homeownership, and Business Assistance Act of 2009. This compares favorably with an income tax provision of $124.1 million in the fourth quarter of fiscal 2008, which was largely comprised of a deferred tax asset valuation allowance increase of $108.5 million.

The fiscal 2009 income tax benefit was $8.0 million, compared with an income tax provision of $63.1 million in the prior year.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s February 4, 2010 sales press release, our January excess borrowing capacity under our revolving credit facility was approximately $358 million, well above the required minimum availability. The increase in excess borrowing capacity over the prior year balance of $269 million reflects improved operating performance, stringent expense control, prudent capital expenditures, well-managed inventories and the impact of the amended and new credit facilities entered into in 2009. There was a further increase in excess borrowing capacity through February month-end to $393 million. We believe 2009 was a time for strong controls and, as we transition into 2010, we will maintain these controls and balance them with initiatives for future growth and profitable opportunities.”

“Our full year 2010 guidance for EBITDA is a range of $225 million to $240 million and for income per diluted share a range of $0.30 to $1.10. Additionally, our estimate for cash flow (see Note 2) is a range of $70 million to $85 million, which we believe will permit us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include:

  Comparable store sales flat to 2% increase;
  Gross margin rate of 37.1%;
  Reduction of $20 million to $25 million in SG&A expense;
  Effective tax rate of 0%;
  Capital expenditures not to exceed $50 million, net of external contributions; and
  Estimated 18.5 million to 19.0 million average shares outstanding.”

Conference Call Details

The Company’s quarterly conference call to discuss its fourth quarter and fiscal 2009 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. Investors and analysts interested in participating in the call are invited to dial (800) 890-0881 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 24, 2010. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 6489962. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Wednesday, March 24, 2010.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 278 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to control expenses; the incurrence of unplanned capital expenditures; and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests, and goodwill and other impairment charges. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, including amortization of lease-related interests, and minus capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	January 30,	January 31,
(Unaudited)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$18,922	$19,719
Merchandise inventories	662,867	666,081
Prepaid expenses and other current assets	86,090	113,441
Total current assets	767,879	799,241
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $594,020 and $498,556 at January 30, 2010 and January 31, 2009, respectively	756,618	832,763
Deferred income taxes	13,303	9,994
Intangible assets, net of accumulated amortization of $38,477 and $30,611 at January 30, 2010 and January 31, 2009, respectively	138,794	148,171
Other long-term assets	47,281	31,152
Total assets	$1,723,875	$1,821,321
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$167,139	$143,423
Accrued payroll and benefits	46,697	36,116
Accrued expenses	160,737	179,073
Current maturities of long-term debt	6,509	6,072
Current maturities of obligations under capital leases	5,044	2,730
Deferred income taxes	14,820	7,328
Income taxes payable	-	62
Total current liabilities	400,946	374,804
Long-term debt, less current maturities	952,315	1,083,449
Obligations under capital leases, less current maturities	65,405	65,319
Other long-term liabilities	163,453	163,572
Total liabilities	1,582,119	1,687,144
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 15,942,348 and 14,880,173 at January 30, 2010 and January 31, 2009, respectively	159	149
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at January 30, 2010 and January 31, 2009	30	30
Treasury stock, at cost - 337,800 shares at January 30, 2010 and January 31, 2009	(1,387)	(1,387)
Additional paid-in-capital	149,649	144,577
Accumulated other comprehensive loss	(52,912)	(59,464)
Retained earnings	46,217	50,272
Total shareholders' equity	141,756	134,177
Total liabilities and shareholders' equity	$1,723,875	$1,821,321

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands except share and per share data)	January 30,	January 31,	January 30,	January 31,
(Unaudited)	2010	2009	2010	2009

Net sales	$1,002,119	$1,031,408	$2,959,824	$3,129,967
Other income	21,978	28,418	75,113	95,448
	1,024,097	1,059,826	3,034,937	3,225,415

Costs and expenses:
Costs of merchandise sold	619,700	673,707	1,862,192	2,034,960
Selling, general and administrative	269,091	269,441	963,639	1,033,525
Depreciation and amortization	27,304	28,702	111,635	117,382
Amortization of lease-related interests	1,206	1,232	4,866	4,866
Goodwill impairment	-	-	-	17,767
Other impairment charges	5,404	25,905	5,883	25,905
Income (loss) from operations	101,392	60,839	86,722	(8,990)
Interest expense, net	29,487	24,428	98,808	97,847

Income (loss) before income taxes	71,905	36,411	(12,086)	(106,837)
Income tax (benefit) provision	(8,396)	124,118	(8,031)	63,093

Net income (loss)	$80,301	$(87,707)	$(4,055)	$(169,930)

Basic income (loss) per share	$4.39	$(5.22)	$(0.24)	$(10.12)

Diluted income (loss) per share	$4.34	$(5.22)	$(0.24)	$(10.12)

Other financial data:
EBITDA (1)	$135,306	$116,678	$209,106	$156,930

(1) EBITDA Reconciliation

The following table reconciles net income (loss) to EBITDA for the periods indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 30,	January 31,	January 30,	January 31,
(Unaudited)	2010	2009	2010	2009

Net income (loss)	$80,301	$(87,707)	$(4,055)	$(169,930)
Adjustments:
Income tax (benefit) provision	(8,396)	124,118	(8,031)	63,093
Interest expense, net	29,487	24,428	98,808	97,847
Depreciation and amortization	27,304	28,702	111,635	117,382
Amortization of lease-related interests	1,206	1,232	4,866	4,866
Goodwill impairment	-	-	-	17,767
Other impairment charges	5,404	25,905	5,883	25,905

EBITDA	$135,306	$116,678	$209,106	$156,930

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com